Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS PROFIT FOR THE THIRD QUARTER 2020

Highlights from Third Quarter 2020 Results (all comparisons are to the prior year third quarter):

•Net Income from continuing operations of $906,000 compared to a loss of $2,577,000
•Gross Profit Margin of 25.9%; an improvement of 3.8%
•Secured $25 million in long term fixed rate loans; entered into new $75 million, 5 year senior credit facility; raised borrowing availability to $45 million.
•Announced authorization of $2.9 million stock repurchase plan

DALTON, GEORGIA (November 5, 2020) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the third fiscal quarter ended September 26, 2020. For the third quarter of 2020, the Company had net income from continuing operations of $906,000 or $0.06 per diluted share as compared to a loss of $2,577,000 or $0.16 per diluted share in the third quarter of 2019. For the third quarter of 2020, the Company had net sales of $85,920,000 as compared to $95,447,000 in 2019. For the third quarter of 2020, net sales were down 10% as compared to the same quarter in 2019 but were up 41% compared to the prior quarter.

Subsequent to the end of the third quarter, the Company entered into a new $75 million, five year, Senior Revolving Credit Facility, and also closed on two additional long term, fixed rate, asset backed loans in the total amount of $25 million. The Company currently has no goodwill or intangibles on its balance sheet, and has reduced its debt by $50 million in the last twelve months. Availability under the revolving facility at the close of the transaction was $45 million. Additionally, the Company's Board of Directors approved the repurchase of up to $2.9 million of the Company's common stock. We believe these transactions, together with significant operational improvements, put the Company in a much stronger position going forward.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We are pleased to report a profit for the third quarter of 2020. We continue our efforts to keep our employees safe through the COVID-19 crisis. To minimize and prevent cases of COVID-19 exposure in our facilities, we have taken measures aimed at enhancing worker safety, including large scale COVID-19 testing, mandatory temperature checks prior to starting work, and requirements to wear masks when unable to maintain social distancing. We are still assessing the long-term impacts of the COVID-19 crisis on our markets and operating practices. We are encouraged by the improvement we have seen in sales, but as a resurgence of COVID-19 cases has been seen in many parts of the country and as government authorities reassess their decisions to lift the restrictions in their jurisdictions, we are cautious as to what the remainder of the year may look like.

In the third quarter, sales continued to recover from the impact of the COVID-19 pandemic. Our third quarter sales were 10% below the same quarter sales in the prior year. Sales of our residential products were up 3% for the quarter, while the industry, we believe, was up closer to 1.5%. Benefiting from strong trends in new home construction and existing home sales, our residential segment saw business conditions continue to improve through the quarter, as many flooring retailers emerged from the COVID-19 downturn, and an increasing number of consumers began home improvement projects. Our specialty retail soft surface business was positive for the third
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The Dixie Group Reports Third Quarter 2020 Results

November 5, 2020

quarter. Despite lower total quarter sales in our mass merchant segment, we showed favorable comparatives to the prior year by the end of the quarter. Early fourth quarter trends show strong soft surface growth in all retail segments. With 10 new products for 2020, our EnVision 6,6™ nylon program continued to demonstrate significant growth and build momentum in the market. This program offers beautiful designs with the durability and performance of nylon66, at price points which compete effectively in today’s market. EnVision 6,6™ has become our primary growth platform in soft surfaces, and we are planning for another significant expansion of this product family in 2021.

Our residential hard surfaces segment continued performing exceptionally well for the third quarter, growing significantly in both the Luxury Vinyl Flooring and Engineered Hardwood categories. Within our TRUCOR™ brand, two new innovations made a notable impact. TRUCOR™ IGT is a SPC product which utilizes an innovative locking system to deliver realistic grout lines on authentic tile and stone visuals. This innovation saves money, time, and eliminates many disruptions associated with traditional ceramic tile replacement projects. TRUCOR™ XXL, a WPC offering with 18 beautiful French oak visuals in oversized planks, including 7x72, 9x72, and 10x84 inches. The 10x84 is the widest, longest rigid core plank on the market today, and with the clean visuals and on trend colors, these products gained immediate traction during the third quarter.

Our commercial business continues to be adversely impacted by COVID-19. In the third quarter, sales of our commercial products were down 41% on a year over year basis while the industry we believe was down close to 25% for the same time periods. We believe the recovery will be longer coming and not as dynamic as the residential market recovery," Frierson concluded.

In spite of a 10% decline in sales, our gross profit as a percent of net sales was favorable compared to the prior year. Gross profit in the third quarter of 2020 was at 25.9% of net sales as compared to a gross profit of 22.1% in 2019. Improved operations along with cost reductions from our Profit Improvement Plan, and expense reductions implemented in response to the COVID-19 crisis resulted in improved gross profit. Selling and administrative expenses for the quarter were down from $21.0 million in the third quarter of 2019 to $19.3 million in the third quarter of 2020. However, due to the lower sales volume our selling and administrative costs were 22.5% of net sales as compared to 22.0% of sales for the third quarter of 2019. Driven by higher quarter over quarter sales volume, our net receivables increased $6.7 million during the quarter and $1.6 million from the seasonal low prior year end. Inventories decreased $3.0 million from the previous quarter as we continued to focus on improvements in working capital and inventory turnover. Our capital expenditures for the year of 2020 were revised downward to a planned level of approximately $3.5 million. For the third quarter our capital expenditures were $403 thousand as compared to depreciation and amortization of $2.8 million. Interest expense was $1.6 million in the quarter compared to $1.6 million in the same quarter of 2019. Outside of our operating lease liabilities, the total of our long-term and short-term debt, decreased $5.1 million during the third quarter due to decreases in working capital primarily driven by the reduction of inventory. On a year over year comparison, our total long-term and short-term debt has decreased $50.2 million.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time on November 5, 2020. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13710864 at least 10 minutes before the appointed time. A digital replay of the call will be available for approximately two weeks after the call by dialing (877) 660-6853 and entering 13710864. The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2020 Results

November 5, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

NET SALES	$85,920	$95,447	$227,321	$284,448
Cost of sales	63,679	74,373	173,843	220,962
GROSS PROFIT	22,241	21,074	53,478	63,486
Selling and administrative expenses	19,335	21,036	56,254	63,810
Other operating (income) expense, net	(172)	37	(163)	145
Facility consolidation and severance expenses, net	515	1,043	1,785	4,859
Impairment of assets	—	—	—	3
OPERATING INCOME (LOSS)	2,563	(1,042)	(4,398)	(5,331)
Interest expense	1,561	1,648	4,204	5,085
Other expense (income), net	92	(4)	85	(42)
Income (loss) from continuing operations before taxes	910	(2,686)	(8,687)	(10,374)
Income tax provision (benefit)	4	(109)	—	25
Income (loss) from continuing operations	906	(2,577)	(8,687)	(10,399)
Income (loss) from discontinued operations, net of tax	(46)	23	(203)	(43)
NET INCOME (LOSS)	$860	$(2,554)	$(8,890)	$(10,442)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.06	$(0.16)	$(0.57)	$(0.66)
Discontinued operations	0.00	0.00	(0.01)	0.00
Net income (loss)	$0.06	$(0.16)	$(0.58)	$(0.66)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.06	$(0.16)	$(0.57)	$(0.66)
Discontinued operations	0.00	0.00	(0.01)	0.00
Net income (loss)	$0.06	$(0.16)	$(0.58)	$(0.66)

Weighted-average shares outstanding:
Basic	15,334	15,899	15,340	15,864
Diluted	15,454	15,899	15,340	15,864

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The Dixie Group Reports Third Quarter 2020 Results

November 5, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 26, 2020	December 28, 2019
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$19	$769
Receivables, net	38,718	37,138
Inventories, net	86,942	95,509
Prepaid and other current assets	5,007	6,179
Total Current Assets	130,686	139,595

Property, Plant and Equipment, Net	60,151	65,442
Operating Lease Right-Of-Use Assets	22,861	24,835
Other Assets	17,631	17,787
TOTAL ASSETS	$231,329	$247,659

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$22,093	$16,084
Accrued expenses	27,383	25,418
Current portion of long-term debt	5,724	6,684
Current portion of operating lease liabilities	3,287	3,172
Total Current Liabilities	58,487	51,358

Long-Term Debt	68,263	81,667
Operating Lease Liabilities	20,191	22,123
Other Long-Term Liabilities	20,262	19,300
Stockholders' Equity	64,126	73,211
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$231,329	$247,659

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The Dixie Group Reports Third Quarter 2020 Results

November 5, 2020

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
	September 26, 2020	September 28, 2019
Net income/loss as reported	$860	$(2,554)
Income/Loss from discontinued operations, net of tax	(46)	23
Income/Loss from continuing operations	906	(2,577)

COVID-19 Recovery Plan	370	—
Inventory write-downs related to Profit Improvement Plan	—	82
Facility consolidation and severance expenses, net	145	1,043
Profit Improvement Plan related expenses	515	1,125
Income/Loss	$1,421	$(1,452)
Diluted shares	15,454	15,899
Adjusted income/loss per diluted share	$0.09	$(0.09)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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